Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact:	Pat O’Connor Marketing Communications Specialist A4S Security, Inc. (970) 461-0071

A4S SECURITY, INC. AWARDED GSA CONTRACT

         Loveland, CO — October 18, 2005— A4S Security, Inc. (NASDAQ: SWAT and ArcaEx: SWAT) announced today a General Services Administration (GSA) contract has been awarded to A4S. This contract will enable the Company to sell its products to federal government agencies worldwide. The five-year contract, with options to extend for up to 15 additional years, was awarded under Federal Supply Class Group 84 covering Law Enforcement and Security Systems. A4S has also qualified as a small business under the NAICS classification for Special Item Number 426-S as a part of the award. The contract award, also qualifies A4S to participate in the GSA’s Federal 1122 Program and multiple state schedule programs. These programs allow state and local law enforcement and transportation agencies to directly receive the purchasing benefits of the procurement procedures and channels that the GSA has developed.

        Michael Siemens, President of A4S and a retired California law enforcement officer, stated, “A4S has been diligently working to secure this GSA contract and we are very pleased with the award. With this contract we are now in a favored position to secure purchase contracts from federal, state and local government agencies.”

        A4S Security develops and markets the ShiftWatch® product line of mobile digital video surveillance solutions for public transportation, law enforcement and general security applications. The company’s full motion, high resolution video system utilizes patent pending streaming video technology and GPS synchronization capabilities to provide agencies with data security and reliability. The company’s open, standards based architecture facilitates interoperability, easing management of information and communication complexities and leveraging customers’ investment in the future.

        The ShiftWatch® product line is the only digital recording system in the industry today, designed with two types of storage to provide redundancy – an internal hard drive and a digital tape to provide critical back-up support. A recent test demonstrated the ShiftWatch® product’s capability to survive an explosion like those of the terrorist bombings in Spain and London and to provide video from the digital tape media without taking any extraordinary measures.

        Editor’s Note: For additional information about A4S Security and ShiftWatch® solutions, call (888) 825-0247 or visit www.shiftwatch.com.

This press release includes “forward looking statements” as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including achieving substantial increases in sales of the Company’s products, technological developments and adverse changes in market conditions. Furthermore, the Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this release should be considered in conjunction with the warnings and cautionary statements contained in the Company’s recent filings with the SEC.